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                                                               Exhibit 99.5

Optio Software, Inc.
3015 Windward Plaza
Windward Fairways II
Alpharetta, Georgia 30005

December 10, 1999

Ladies and Gentlemen,

We hereby consent to the citation of data contained in our reports in Optio Software, Inc.'s Registration Statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission on October 15, 1999, and in any amendments thereto and prospectuses contained therein. Any such citation must be verbatim and must reference the document title, article title and date of publication. Furthermore, each such citation must be approved by AMR Research Inc. prior to publication or use. We specifically consent to the citation in the Registration Statement to our report entitled "Enterprise Resource Planning Software Report, 1998-2003" as set forth on the attached EXHIBIT A.


Very truly yours,

AMR RESEARCH INC.


   By: /s/ Susan C. Pierce
      ----------------------
      Name: Susan C. Pierce
      Title: Marketing Assistant


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                                   EXHIBIT A


Summary--Page 1:

"According to AMR Research, Inc., total revenues from companies that sell software applications that automate and integrate the business processes of organizations will grow to $66.6 billion in 2003 from $16.7 billion in 1998."


Business--Page 30:

"According to a report by AMR Research entitled "Enterprise Resource Planning Software Report, 1998-2003," total ERP company revenues are expected to grow to $66.6 billion in 2003 from $16.7 billion in 1998, maintaining a compounded annual growth rate of 32%."